                    METLIFE INVESTORS USA INSURANCE COMPANY

                        [222 Delaware Avenue, Suite 900

                             Wilmington, DE 19899]

                   FIXED ACCOUNT RIDER FOR VARIABLE ANNUITY

This Rider is part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. The terms of this Rider apply to the Contract when Net Purchase Payments or transfers are allocated to our Fixed Account during the Accumulation Period only. Such allocations will be credited with interest by us as set forth herein. This Rider amends the Contract as follows:

                                  DEFINITIONS

The following are added to amend the DEFINITIONS Section of the Contract:

ACCOUNT VALUE   The sum of your interest in the Subaccounts of the Separate
                Account and your interest in this Fixed Account option.

FIXED ACCOUNT   A portion of the General Account into which you can allocate
                Net Purchase Payments or transfer Account Value. It does not share in the investment experience of any Subaccount of the Separate
                Account.

                               PURCHASE PAYMENT


ALLOCATION OF   Net Purchase Payments may be allocated to the Fixed Account
NET PURCHASE    and/or Subaccounts subject to the Allocation Requirements set
PAYMENTS        forth on the Contract Schedule.

                            ACCOUNT VALUE PROVISION


ACCOUNT VALUE   The Account Value Provision of the Contract is amended to
                include the value in this Fixed Account option.

                            FIXED ACCOUNT PROVISION

The following section is added to the Contract:

FIXED ACCOUNT   You can elect to have Net Purchase Payments allocated to the
                Fixed Account. During the Accumulation Period you can transfer
                Account Value to the Fixed Account from the Separate Account and to the Separate Account from the Fixed Account, subject to the terms of the Contract.

FIXED ACCOUNT
VALUE           Your Fixed Account Value at any time is equal to:

                1.  the Net Purchase Payments allocated to the Fixed Account;
                    plus
                2.  the Account Value transferred to the Fixed Account; plus
                3. interest credited to your Account Value in the Fixed Account; less
                4. any partial surrender of Account Value from the Fixed Account and any applicable charges; less
                5.  any Account Value transferred from the Fixed Account; less
                6. any fees, charges or any applicable Premium and Other Taxes deducted from the Account Value held in the Fixed Account.

INTEREST TO BE  We guarantee that the interest to be credited to your Fixed
CREDITED Account Value will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule. We may credit additional interest at our discretion. The Initial Current Interest Rate is shown on the Contract Schedule.

8152 (5/10)

                                   TRANSFERS

You can make transfers from the Subaccounts of the Separate Account into the Fixed Account. You can make transfers from the Fixed Account into the Subaccounts of the Separate Account during the Accumulation Period. All transfers are subject to the Transfer Requirements and the Allocation Requirements as set forth on the Contract Schedule.

                              ANNUITY PROVISIONS

ANNUITY If all of your Account Value on the Annuity Calculation Date is allocated to the Fixed Account, your initial Annuity Payment will be paid as a Fixed Annuity Payment. If all of your Account Value on this date is allocated to the Separate Account, your initial Annuity Payment will be paid as a Variable Annuity Payment. If your Account Value on this date is allocated to both the Fixed Account and the Separate Account, your initial Annuity Payment will be paid as a combination of a Fixed Annuity Payment and Variable Annuity Payment.

                                  WITHDRAWALS

The Withdrawal Provision is modified to provide the following: A withdrawal will result in the cancellation of Accumulation Units from each applicable Subaccount of the Variable Account and/or a reduction in the Account Value allocated to the Fixed Account in the ratio that the Account Value in a Subaccount and/or the Fixed Account bears to the total Account Value. If another method of allocation is desired, you must specify of it in a Notice to us. We will pay the amount of any withdrawal from the Separate Account within seven (7) days of a Notice unless the Suspension or Deferral of Payments or Transfers from the Separate Account is in effect.

           DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE FIXED ACCOUNT

We reserve the right to defer payment for a withdrawal or transfer from the Fixed Account for the period permitted by law but for not more than six
(6) months after Notice to us.

MetLife Investors USA Insurance Company has caused this Rider to be signed by its Secretary.

                                                  Richard C Pearson
                                                  -----------------------------
                                                  [SECRETARY]

8152 (5/10)